NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY COMPLETES FIRST PHASE OF 100-WELL PROGRAM AND COMMENCES FIRST PRODUCTION

POST FALLS, Idaho. - August 14, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) announced today it has completed all 20 wells of the first phase of its targeted 100-well Cherokee Basin Project, located in Southeast Kansas where the Company has over 95% ownership.  JayHawk remained under budget throughout the drilling process and completed drilling these wells in less than one month.  The Company has identified a combined 1,500 potential targets in the Uniontown and the Girard projects for future exploration.

JayHawk tied-in the first 2 wells of the 20 wells drilled of this Project to its wholly-owned 19-mile pipeline, which is located approximately less than one mile from the drilling targets.  These 2 wells are cumulatively averaging over 60mcf per day, with the first well producing 92MCF/D and the second well 25MCF/D.  The cumulative average production is over double what the Company had estimated.  These wells were drilled to an average depth of between 550’ and 620’ with an estimated payback of approximately less than one year.  The Company found coals during drilling in the Summit, Mulky, Weir, Crowberg and Riverton Coals.  Bartlesville sand (gas bearing) was found in 2 of the 20 wells. The dewatering procedures remain ongoing with construction to connect to the gathering system currently in process, and production is expected to increase or become more stabilized on a daily basis. The Company is presently producing out of only one zone per well and may later expand these wells to multi-zone producers, which should enhance production. The history of this region suggests a well life expectancy of approximately 17 years or greater.

Lindsay Gorrill, President & CEO of JayHawk Energy, said, “We are extremely excited to have completed our first phase of wells below budget and above production expectations.  The results of our two newly tied-in wells appear promising, and we look forward to continuing such achievements as we develop additional wellbores in the Cherokee Basin region.  As always, we remain committed to providing our valued shareholders and the investment community with the necessary diligence and dedication critical to bringing our projects to fruition.”

Further information regarding the Company’s projects will be forthcoming as developments warrant.

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Barry Gross
Gross Capital, Inc.
Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.